FXCM Reports Monthly Metrics

NEW YORK, NY, December 14, 2011 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for November 2011 for its retail and institutional foreign exchange business. Monthly activities included:

November 2011

Retail Trading Metrics

•	Retail customer trading volume(1) of $345 billion in November 2011, 2% higher than October 2011 and 7% higher than November 2010.

•	Average retail customer trading volume(1) per day of $15.7 billion in November 2011, 3% lower than October 2011 and 7% higher than November 2010.

•	An average of 452,268 retail client trades per day in November 2011, 2% lower than October 2011 and 31% higher than November 2010.

~~•~~	Tradeable accounts(2) of 192,772 as of November 30, 2011, an increase of 1,197, or 1% from October 2011, and an increase of 12,783,or 7%, from November 2010.

Institutional Trading Metrics

•	Institutional customer trading volume(1) of $151 billion in November 2011, 13% lower than October 2011 and 108% higher than November 2010.

•	Average institutional trading volume(1) per day of $6.9 billion in November 2011, 17% lower than October 2011 and 108% higher than November 2010.

•	An average of 30,011 institutional client trades per day in November 2011, 31% lower than October 2011 and 521% higher than November 2010.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc.  FXCM undertakes no obligation to publicly update or review previously reported operating data.  Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1)	Volume that FXCM customers traded in period translated into US dollars.
(2)	An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

For Media:
Jaclyn Sales, 646-432-2463
Vice-President, Corporate Communications
jsales@fxcm.com

or

For Investors:
Thomas Porac, 646-432-2986
Vice-President, Investor Relations
investorrelations@fxcm.com